FILED
In the Office of the
Secretary of State of Texas
SEP 20 2004
Corporations Section

ARTICLES OF INCORPORATION

OF

MAXIM TEP, INC.

The undersigned natural person, of the age of eighteen years or more, a citizen of the State of Texas, acting as an incorporator of a corporation under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the Corporation is: MAXIM TEP, INC.

ARTICLE TWO

The Corporation shall have perpetual existence.

ARTICLE THREE

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 300,000,000 shares of which 250,000,000 shall be shares of Common Stock, having a par value of $.00001 and 50,000,000 shares of which shall be preferred stock, having a par value of $.00001.

Preferred stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of preferred stock shall be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issue of one or more series of preferred stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

ARTICLE FIVE

The street address of the Corporation's initial registered office is Waterway Plaza Two, 10001 Woodloch Forest Drive, Suite 350, The Woodlands, Texas 77380, and the name of its initial

{H0015340.3}

registered agent at such address is Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. Attn: Lisa Manget Buchanan.

ARTICLE SIX

The Board of Directors is expressly authorized to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.

ARTICLE SEVEN

The number of directors constituting the initial Board of Directors of the Corporation is one (1) and the name and mailing address of such person, who, absent resignation or removal, is to serve as director until the first annual meeting of the shareholders or until his successor is elected and qualified, is:

Name	Address
Dan Williams	6700 Woodlands Parkway, Suite 230 The Woodlands, TX 77382

Hereafter, the number of directors shall be determined in accordance with the Bylaws of the Corporation.

ARTICLE EIGHT

The name and mailing address of the incorporator is:

Name	Address
Lisa Manget Buchanan	10001 Woodloch Forest Drive Suite 350 The Woodlands, TX 77380

ARTICLE NINE

The Corporation shall, to the fullest extent permitted by the Texas Business Corporation Act, as the same exists or may hereafter be amended, indemnify its directors and may, if and to the extent authorized by the Board of Directors, so indemnify its officers and any other person whom it has the power to indemnify under such Act, against liability, reasonable expenses and other matters referred to in or covered by such Act. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

{H0015340.2}

ARTICLE TEN

To the fullest extent permitted by the laws of the State of Texas as the same exist or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of a fiduciary duty as a director.

IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of September, 2004.

Lisa Manget Buchanan, Incorporator

{H0015340.2}